EXHIBIT 99.1

NEWS RELEASE
Contact:	Jack Eversull
The Eversull Group
972-378-7917
972-378-7981 (fax)

E-mail:	jack@theeversullgroup.com
Web Site:	www.atsi.net

ATSI APPOINTS SR. VICE PRESIDENT OF GLOBAL SALES
- Fills Pivotal Position In Fast Growing Business Unit -

SAN ANTONIO, TEXAS - September 12, 2007 - ATSI Communications, Inc. (ATSI) (OTCBB:ATSX) announced today that Joseph M. Troche has joined the Company as Sr. Vice President of Global Sales for Digerati Networks, Inc., its international VoIP business unit. Mr. Troche fills a newly created position formed by the Company to support the continued growth of Digerati Networks, which has posted dramatic growth over the past three years. In its most recent quarter, the Company’s VoIP revenue grew from $5.3 million to nearly $10 million on a year-over-year basis.

Arthur L. Smith, President and CEO, stated, “Mr. Troche is a well-respected and experienced sales executive with extensive international contacts. We are very fortunate to have such a seasoned executive join our team.” Mr. Smith added, “The timing could not be better as we just launched our new fiscal year. We expect Mr. Troche to contribute greatly towards meeting our goals and objectives during FY2008.”

Joseph Troche has more than 20 years of communications industry experience in sales management of voice, data, and Internet service offerings. Prior to joining ATSI, Mr. Troche held various executive management positions including Sr. Vice President of Sales with Fusion Telecom International, Vice President of Carrier Sales with Telco Group, Inc., and Vice President of International Carrier Sales for GRIC Communications. Prior to GRIC, Mr. Troche was Vice President of Carrier Sales for World Access, Inc. In less than two years, he built a global sales program that delivered revenues at an annualized rate exceeding $350 million. During Mr. Troche's communications career, he has been involved in some of the industry's notable mergers and acquisitions including ATC and Microtel, Resurgens Communications Group and Metromedia, and the World Access acquisition of Facilicom.

ATSI Communications, Inc. operates through its two wholly owned subsidiaries, Digerati Networks, Inc. and Telefamilia Communications, Inc. Digerati Networks, Inc. is a premier global VoIP carrier serving rapidly expanding markets in Asia, Europe, the Middle East, and Latin America, with an emphasis on Mexico. Through Digerati’s partnerships with established foreign carriers and network operators, interconnection and service agreements, and a NexTone-powered VoIP network, ATSI believes it has clear advantages over its competition. Telefamilia Communications provides specialized retail communication services that includes VoIP services to the high-growth Hispanic market in the United States. ATSI also owns a minority interest of a subsidiary in Mexico, ATSI Comunicaciones, S.A. de C.V., which operates under a 30-year government issued telecommunications license.

The information in this news release includes certain forward-looking statements that are based upon management’s expectations and assumptions about certain risks and uncertainties that can affect future events. Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ material from managements those contained in this news release. The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or termination of transmissions in foreign countries.